Exhibit 99.3

Email to employees of Philips’ Image Guided Therapy Division, dated June 28, 2017

Dear IGT and IGT Devices Leadership Teams:

I am thrilled to share with you that Philips just signed an agreement to acquire Spectranetics, a medical device company based in Colorado Springs, Colorado, USA. This acquisition will become part of the IGT business group, and expands our IGT Devices product portfolio with the addition of Spectranetics’ Vascular Intervention (VI) products with the Stellarex™ drug coated balloon and the AngioSculpt® scoring balloon used in both peripheral and coronary procedures. At the same time, Spectranetics will expand IGT’s unique and differentiated value proposition for customers linking imaging and devices and opens new growth vectors for Philips in segments such as electrophysiology (EP). Spectranetics’ strong position in lead management will create a wonderful opportunity to begin our introduction into a very specialized field like electrophysiology.

One of the drivers of this acquisition is its ability to deliver our commitment to expand into interventional therapy delivery to become a true therapy player in IGT and to provide complete procedural solutions. Welcoming Spectranetics to Philips gets us closer to our aspiration to enable healthcare providers to decide, guide, treat, and confirm in one setting – optimizing care, reducing costs and getting cardiac and vascular disease patients back to living the lives they love.

This is an exciting business growth opportunity and reflects our desire and determination to offer outstanding integrated solutions and value to customers served by our IGT Devices business. Combined with Spectranetics, our IGT Devices’ business is forecast to exceed €1B by 2020 and create new growth drivers for Philips in the fast growing vascular intervention market. Sales growth will be accelerated through Spectranetics’ unique product portfolio and channel synergies that will strengthen the solutions offered to both customer bases.

To support this critical merger, we will have a dedicated integration team, led by Matthijs Groot Wassink. Matthijs’ counterpart from the Spectranetics team will be announced tomorrow and, together, they will ensure that the transition and integration period is seamless and as smooth as possible. In addition, we will establish work streams for each function. As Business Integration leader, Matthijs will report to me and join the IGT Devices MT.

Your leadership and support are crucial to ensuring the success of this acquisition, so the background information in this message is intended to help prepare you to engage with your organization’s leaders and associates. Additional resources are attached.

The Spectranetics portfolio, combined with the current IGT Devices business, creates not only a highly synergistic therapy portfolio based on innovative and specialized physician preference products, but also a robust platform for growth.

About Spectranetics

The Spectranetics Corporation develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are available in over 65 countries and are used to treat arterial blockages in the heart and legs and to remove and support the removal of pacemaker and defibrillator leads.

Spectranetics’ Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt scoring balloon used in both peripheral and coronary procedures, and the Stellarex drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. Spectranetics markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes Excimer lasers, laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads, including the Bridge™ Occlusion Balloon.

As part of this merger, more than 900 Spectranetics employees are expected to join our Philips IGT Devices business.

Looking ahead

With this agreement now signed, internal and external communications will begin tomorrow morning, CET. Attached you will find copies of a few of the key communications (press release, internal FAQ and the analyst presentation we will follow later this morning). The attached documents and their contents should not be distributed; the Communications team will distribute relevant FAQs and talking points as appropriate.

We expect this transaction to close in Q3 of 2017. In order to facilitate an effective integration of Spectranetics, we expect to announce the go-forward leadership team and integration team at the close.

As you are aware, we are part of a team that has a proven track record of success in the devices space. This acquisition represents another step in our commitment to build out our IGT Devices portfolio and deliver even more value to our customers and quality care to patients. Thank you for your ongoing support as we seek to build upon our success and extend our leadership in this vital area. Let’s ensure our teams stay close to our customers and continue to deliver through Q3 and beyond.

One Team,

Chris

Additional Information This communication relates to a tender offer (the “Offer”) that has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of The Spectranetics Corporation (“Spectranetics”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Spectranetics. The offer to purchase shares of Spectranetics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by HealthTech Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Spectranetics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Spectranetics, including without limitation with respect to its business, the proposed Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this communication (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Spectranetics’ stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Spectranetics and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Spectranetics and affect its ability to maintain relationships with employees, customers or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spectranetics’ operations into those of Philips; (x) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Philips’ and or Spectranetics’ actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Philips operates; (xiv) unpredictability and severity of catastrophic events; (xv) industry consolidation and competition; and (xvi) other risk factors described in Spectranetics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this communication are based upon information known to Philips on the date of this communication. Neither Philips undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.